Exhibit 10.15

STOCK OPTION AGREEMENT

Under the

SUNCOKE ENERGY, INC. LONG-TERM PERFORMANCE ENHANCEMENT PLAN

This Stock Option Agreement (the “Agreement”) entered into as of July 21, 2011 (the “Agreement Date”), by and between SunCoke Energy, Inc. (“SunCoke”) and Frederick A. Henderson, who is an employee of SunCoke or one of its Affiliates (the “Participant”);

W I T N E S S E T H:

WHEREAS, in order to make certain awards to key employees of SunCoke and its Affiliates, SunCoke maintains the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan (the “Plan”); and

WHEREAS, the Plan is administered by the Compensation Committee or its duly appointed sub-committee (the Compensation Committee or such sub-committee, the “Committee”); and

WHEREAS, the Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award of an option to purchase shares of Common Stock of SunCoke; and

WHEREAS, the Participant has determined to accept such award;

NOW, THEREFORE, SunCoke and the Participant each intending to be legally bound hereby, agree as follows:

ARTICLE I

OPTION TO PURCHASE COMMON STOCK

1.1	Identifying Provisions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a)	Participant	:	Frederick A. Henderson

(b)	Grant Date	:	July 21, 2011

(c)	Shares Subject to Stock Option	:	184,704

(d)	Exercise Price	:	$17.39

(e)	Vesting Schedule	:

Subject to continued employment through the applicable vesting date, the shares subject to the Stock Option shall vest and become exercisable as follows:

•        1/3 (rounded up to the nearest whole share) on September 1, 2013.

•        1/3 (rounded up to the nearest whole share) on September 1, 2014.

•        Remainder on September 1, 2015.

Any initially capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

1.2	Award of Stock Option. Subject to the terms and conditions of the Plan and this Agreement, the Participant is hereby granted an option (the “Stock Option”) to purchase up to the number of Shares Subject To Stock Option set forth in Section 1.1, at the Exercise Price set forth in Section 1.1. The Stock Option is not intended to be, and shall not be treated as, an “incentive stock option” as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended.

1.3	Term, Exercisability. The Stock Option shall not be exercisable, either in whole or in part, on or after the Expiration Date. Unless fully exercised by the Expiration Date, the Stock Option shall automatically be canceled to the extent not yet exercised. The “Expiration Date” shall be the earliest to occur of:

(a)	July 21, 2021, which is the ten-year anniversary of the Grant Date;

(b)	the 90-calendar day anniversary of the date of termination of the Participant’s employment, other than the Participant’s Retirement, death, permanent disability or a Qualifying Termination;

(c)	the one-year anniversary of the date of the Participant’s Qualifying Termination; or

(d)	July 21, 2021, which is the ten-year anniversary of the Grant Date, if the termination of employment is due to the Participant’s Retirement, death or permanent disability.

Notwithstanding anything herein to the contrary, the Stock Option, whether vested or unvested, will be canceled immediately upon the termination of the Participant’s employment at any time for Just Cause.

For the purposes of this Agreement, Retirement shall mean a Participant’s termination of employment, other than for Just Cause, where the Participant has either (i) attained age 55 and has provided services to SunCoke for ten years or more or (ii) attained age 60 and has provided services to SunCoke for five years or more.

1.4	Method of Exercising Stock Option.

(a)	The Stock Option may be exercised from time to time in whole or in part, by written notice delivered to and received by SunCoke prior to the Expiration Date, so long as the Participant is in compliance with SunCoke’s insider trading policy and the pre-clearance process. This notice must:

(1)	be signed by the Participant;

(2)	state the Participant’s election to exercise the Stock Option;

(3)	specify the number of whole shares of Common Stock with respect to which the Stock Option is being exercised;

(4)	be accompanied by a check payable to SunCoke, in the amount of the Aggregate Exercise Price for the number of shares purchased. Alternatively, the Participant may pay all or a portion of the Aggregate Exercise Price by:

(i)	delivering to SunCoke shares of previously owned Common Stock having an aggregate Fair Market Value (valued as of the date prior to exercise) equal to the amount of cash that would otherwise be required, in which event, the stock certificates evidencing the shares to be used shall accompany the notice of exercise and shall be duly endorsed or accompanied by duly executed stock powers to transfer the same to SunCoke; provided, however, that before they may be used as payment of some or all of the Aggregate Exercise Price, shares of Common Stock issued under the Plan must have been held by the Participant at least six (6) months; or

(ii)	authorizing a third party to sell a sufficient portion of the shares of Common Stock acquired upon exercise of the Stock Option and remit to SunCoke a sufficient portion of the sale proceeds to pay the entire Aggregate Exercise Price and tax withholding resulting from such exercise.

(b)	As soon as practicable after SunCoke receives such notice and payment, and following receipt from the Participant of payment for any taxes which SunCoke is required by law to withhold by reason of such exercise, SunCoke will deliver to the Participant either:

(1)	a certificate or certificates for the shares of Common Stock so purchased; or

(2)	other evidence of the appropriate registration of such shares on SunCoke’s books and records.

1.5	Termination of Employment.

(a)	Termination of Employment other than a Qualifying Termination or Termination of Employment for Just Cause. Upon termination of the Participant’s employment for any reason other than (i) a Qualifying Termination or (ii) a termination of employment for Just Cause, the unvested portion of the Stock Option shall terminate immediately and the vested portion of the Stock Option shall remain outstanding and exercisable in accordance with Section 1.3 of this Agreement.

(b)	Termination of Employment for Just Cause. Upon termination of the Participant’s employment for Just Cause, the vested and unvested portion of the Stock Option shall be canceled immediately.

(c)	Qualifying Termination of Employment. In the event of a Qualifying Termination, the unvested portion of the Stock Option shall immediately vest and become exercisable and the vested portion of the Stock Option, including the portion that vests pursuant to this Section 1.5, shall remain exercisable for the period set forth in Section 1.3 of this Agreement.

ARTICLE II

GENERAL PROVISIONS

2.1	Non-Assignability. Unless otherwise determined by the Committee, the Stock Option shall not be assignable or transferable by the Participant, except as set forth in Section 3.5 of the Plan. During the life of the Participant, the Stock Option shall be exercisable only by the Participant or by the Participant’s guardian or legal representative, unless the Committee determines otherwise.

2.2	Heirs and Successors. This Agreement shall be binding upon and inure to the benefit of, SunCoke and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of SunCoke’s assets and business. In the event of the Participant’s death prior to exercise of the Stock Option, the Stock Option may be exercised by the estate of the Participant to the extent such exercise is otherwise permitted by this Agreement. Subject to the terms of the Plan, any benefits distributable to the Participant under this Agreement that are not paid at the time of the Participant’s death shall be paid at the time and in the form determined in accordance with the provisions of this Agreement and the Plan, to the legal representative or representatives of the estate of the Participant.

2.3	Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding.

2.4	Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of the Stock Option and the terms and conditions of the Plan under which the Stock Option is granted, the provisions in the Plan shall govern and prevail. The Stock Option and this Agreement are each subject in all respects to, and SunCoke and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms.

2.5	Amendment. This Agreement may be amended in accordance with the terms of Section 6.10(b) of the Plan.

2.6	Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.7	Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS INSTRUMENT SHALL BE GOVERNED EXCLUSIVELY BY, AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF), EXCEPT TO THE EXTENT PRE-EMPTED BY FEDERAL LAW, WHICH SHALL GOVERN.

2.8	Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to SunCoke shall be deemed to have been duly given or made upon actual receipt by SunCoke. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a) if to SunCoke:	SUNCOKE ENERGY, INC.,
Compensation Committee of the Board of Directors
1011 Warrenville Road,
Lisle, IL 60532
Attention: Corporate Secretary

(b) if to the Participant:	to the address for Participant as it appears on SunCoke’s records.

2.9	Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.10	Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

2.11	Forfeiture. The shares of Common Stock subject to the Stock Option granted under this Agreement constitute incentive compensation. The Participant agrees that any shares of Common Stock received with respect to this Agreement will be subject to any clawback/forfeiture provisions applicable to SunCoke that are required by law in the future, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.

SUNCOKE ENERGY, INC.

By:	/s/ Gary P. Yeaw
Gary P. Yeaw
for the Compensation Committee
of the Board of Directors

By:	/s/ Frederick A. Henderson
Participant